EXHIBIT 99.1

                             COMPLIANCE CERTIFICATE

     This Compliance Certificate is furnished pursuant to Section 4.10 of that certain Sale and Servicing Agreement dated as of May 1, 2002, among BMW Financial Services NA, LLC, as Seller, Servicer, Administrator and Custodian, JPMorgan Chase Bank, as Indenture Trustee, BMW FS Securities, LLC, as Depositor, and the BMW Vehicle Owner Trust 2002-A as Issuer (the "Sale and Servicing
Agreement") (all capitalized terms used herein without definition have the respective meanings specified in the Sales and Servicing Agreement).

 THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.   I am a duly authorized officer of the Servicer;

2. I have reviewed the terms of the Sale and Servicing Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Servicer and the performance of its obligations there under during the period from May 1, 2002 to December 31, 2002;

3. To my knowledge, based on the review described in paragraph 2, the Servicer has fulfilled all its obligations under the Sale and Servicing Agreement, during the period from May 1, 2002 to December 31, 2002, except as set forth below.


           Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Servicer has taken, is taking, or proposes to take with respect to each such condition or event: NONE


     IN WITNESS WHEREOF, I have affixed hereunto set my hand this 9th day of April, 2003.

           By:         BMW Financial Services NA, LLC

           By:         /s/ Gerald Holzmann
                       -------------------------------
                       Gerald Holzmann

           Title:      CFO